Exhibit (b)(12)
                          KEMPER NEW EUROPE FUND, INC.

         On January 24, 2001, the Board of Trustees of Kemper New Europe Fund, Inc. (the "Fund"), a Maryland corporation, adopted the following resolutions amending the By-Laws of the Fund to read as follows:

                  RESOLVED, that, pursuant to Article X of the By-Laws of the Fund, Article II, Section 2.3 of the Fund's By-Laws shall be amended to read as follows:

                  Section 2.3. Notice of Meetings. The Secretary shall cause notice of the place, date and hour, and, in the case of a special meeting or if otherwise required by law, the purpose or purposes for which the meeting is called, to be given by postal mail, by electronic mail, by posting on the internet with notice by postal mail or electronic mail, or by any other method of document transfer, not less than 10 nor more than 90 days before the date of the meeting, to each stockholder entitled to notice and to vote at such meeting at his address or other designated destination, including, but not limited to, the stockholder's postal mailing or e-mail address, as it appears on the records of the Corporation at the time of such notice. Notice of any stockholders' meeting need not be given to any stockholder who shall sign a written waiver of such notice whether before or after the time of such meeting, which waiver shall be filed with the record of such meeting, or to any stockholder who is present at such meeting in person or by proxy.

                  FURTHER RESOLVED, that, pursuant to Article X of the By-Laws of the Fund, Article II is hereby amended by adding the following Section 2.13:

                  Section 2.13. Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a stockholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such stockholder shall constitute execution of such proxy by or on behalf of such stockholder.


IN WITNESS WHEREOF, I hereunto set my hand and seal of the Fund on this 24th day of January, 2001.

                                            /s/Maureen E. Kane
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                                            Maureen E. Kane, Secretary